Exhibit 5.1

Goodwin Procter LLP Counselors at Law 100 Northern Avenue Boston, MA 02210 T: 617.570.1000 F: 617.523.1231

June 22, 2017

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

Re:                             Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 2,562,400 shares (the “Shares”) of Common Stock, $0.01 par value per share, of AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to (i)  the Company’s Fourth Amended and Restated 2007 Equity Incentive Plan (the “Plan”), (ii) the Option Grant Agreement by and between the Company and Mark Stanton, granted on July 11, 2016; (iii) the Restricted Stock Unit Agreement by and between the Company and Mark Stanton, dated as of July 11, 2016; (iv) the Option Grant Agreement by and between the Company and Anthony Casciano, dated as of September 6, 2016; (v) the Restricted Stock Unit Agreement by and between the Company and Anthony Casciano, dated as of September 6, 2016; (vi) the Option Grant Agreement by and between the Company and Arpad Simon, dated as of April 24, 2017; (vii) the Restricted Stock Unit Agreement by and between the Company and Arpad Simon, dated as of April 24, 2017; (viii) the Option Grant Agreement by and between the Company and Helen Milton, granted on May 15, 2017; and (ix) the Restricted Stock Unit Agreement by and between the Company and Helen Milton, granted on May 15, 2017 (this clause (ix) together with (ii), (iii), (iv), (v), (vi), (vii) and (viii), the “Inducement Grants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan or Inducement Grants, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP